Exhibit 10.1

                              AMENDMENT NO. 2
                           TO THE BLACKROCK, INC.
                    1999 STOCK AWARD AND INCENTIVE PLAN

                  This Amendment No. 2 is made to the 1999 Stock Award and Incentive Plan (the "Plan") of BlackRock, Inc (the "Company"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. This Amendment shall become effective on the date the Company's stockholders approve this amendment pursuant to the vote to taken at the Company's Annual Meeting of Stockholders to be held on May 2, 2001, and shall not be effective if this amendment is not so approved by the Company's stockholders.

                  WHEREAS, the Company previously reserved for issuance under the Plan a number of shares of Stock equal to 5.5% of the aggregate number of shares of the Company's class A common stock and the Company's class B common stock outstanding; and

                  WHEREAS, the Company wishes to amend the Plan to provide that the maximum number of shares of Stock that may be issued under the Plan shall be 9,000,000 shares of Stock; and

                  WHEREAS, the Company wishes to provide that the maximum number of shares of Stock that may be awarded to any single individual during any Plan Year shall not exceed 4,000,000 shares of Stock;

                  NOW THEREFORE, the Plan is amended, subject to stockholder approval, as follows:

                  1. Section 5 of the Plan is hereby amended in its entirety to read as follows:

                           5.       Stock Subject to the Plan.

                           Subject to adjustment as provided herein, 9,000,000 shares of Stock shall be reserved for the grant or settlement of Awards under the Plan. No more than 4,000,000 shares of Stock may be covered by stock-based awards (including Options, SARs, Restricted Stock and Restricted Stock Units) made to a single individual during any Plan Year, which number shall be subject to adjustment as provided herein. Shares of Stock issued hereunder may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

                  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) the Performance Goals and (v) the individual limitations applicable to Awards.

                  2. Except as amended herein, the Plan shall remain in full force and effect.